Exhibit 10.1

FIRST AMENDMENT TO THE

CRESTWOOD EQUITY PARTNERS LP

2018 LONG TERM INCENTIVE PLAN

WHEREAS, Crestwood Equity GP, LLC, a Delaware limited liability company (the “General Partner”), the general partner of Crestwood Equity Partners LP, a Delaware limited partnership (the “Partnership”) has previously adopted the Crestwood Equity Partners LP 2018 Long Term Incentive Plan (the “Plan”); and

WHEREAS, pursuant to the Purchase Agreement, dated as of March 25, 2021, by and among the Partnership, as the purchaser and Crestwood Holdings LLC, a Delaware limited liability company, as the seller (the “Transaction”), the Partnership (a) acquired on March 30, 2021 (the “Initial Closing Date”) certain related entities and equity interests in the Partnership and (b) will acquire (the “GP Acquisition”), on or before the 180th day after the Initial Closing Date, among other things, all of the outstanding limited liability company interests in the General Partner;

WHEREAS, the in connection with the GP Acquisition the General Partner desires to amend the Plan in certain respects;

NOW, THEREFORE, the Plan shall be amended as follows effective immediately prior to the closing of the GP Acquisition (the “Amendment Effective Date”):

1. Section 2(h) of the Plan shall be deleted and the following shall be substituted therefor:

“(h) “Change of Control,” means and shall be deemed to have occurred upon one or more of the following events:

(i) any direct or indirect sale, lease, exchange, liquidation, division or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Partnership to any person or persons, other than to one or more Affiliates;

(ii) the consolidation, reorganization, merger, recapitalization, exchange, division or other similar transaction (in one transaction or a series of related transactions) (any such transaction or series of transactions referred to herein as a “Merger”) pursuant to which (a) more than 50% of the combined voting power of the outstanding equity interests in the General Partner or its successor entities cease to be owned, directly or indirectly, by the Partnership, (b) more than 50% of the combined voting power of the outstanding equity interests in the Partnership or its successor entities cease to be, directly or indirectly, owned immediately following the Merger by the owners of such interests immediately prior to the Merger, or (c) the General Partner or one or more other Affiliates of the Partnership cease to be general partner(s) of the Partnership or its successor;

(iii) a person or group other than the Partnership or its consolidated subsidiaries directly or indirectly becoming the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of more than 35% of the voting power of the then outstanding common units of the Partnership or its successor; or

(iv) individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board or of the board of directors or equivalent body of any successor parent of the Partnership or of the General Partner; provided, however, that any individual becoming a director subsequent to the date hereof whose election or nomination for election by the Partnership’s unitholders was approved by a vote of at least a majority of the directors then comprising the Incumbent Board in the ordinary course of business shall be considered as though such individual was a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board or otherwise outside the ordinary course of business.

A Change in Control shall not be deemed to have occurred as a result of a transaction or series of transactions undertaken solely for the purpose of converting the Partnership from a limited partnership to a c-corporation or limited liability company.”

2. The first sentence of Section 4(a) of the Plan shall be deleted and the following shall be substituted therefor:

“Subject to adjustment as provided in Section 4(c) and Section 7, the number of Units that may be delivered on and after Amendment Effective Date, with respect to Awards under the Plan is 4.0 million (which number is exclusive of the Units underlying Awards previously granted under the Plan immediately prior to the Amendment Effective Date including Restricted Units (“Prior Awards”)). For purposes of clarity, the delivery of Units with respect to Prior Awards on and after the Amendment Effective Date will not reduce the Unit pool set forth in this Section 4(a).”

3. Section 9 of the Plan shall be deleted and the following shall be substituted therefor:

“Section 9. Term of the Plan. The Plan, as amended, shall be effective on the Amendment Effective Date and shall continue until the earliest of (i) the date terminated by the Board or the Committee, (ii) the date that all Units available under the Plan have been delivered to Participants, or (iii) ten (10) years from the Amendment Effective Date. However, unless otherwise expressly provided in the Plan or in an applicable Award Agreement, any Award granted prior to such termination, and the authority of the Board or the Committee under the Plan or an Award Agreement to amend, alter, adjust, suspend, discontinue, or terminate any such Award or to waive any conditions or rights under such Award, shall extend beyond such termination date.”

4. As amended hereby, the Plan is specifically ratified and reaffirmed.

IN WITNESS WHEREOF, the undersigned has caused this Amendment to be executed on the Amendment Effective Date, effective for all purposes as provided above.

CRESTWOOD EQUITY GP, LLC

By:	/s/ Robert Phillips
Name:	Robert Phillips
Title:	Chairman, President and CEO

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